Filed Pursuant to Rule 424(b)(3)
of the Rules and Regulations
Under the Securities Act of 1933
Registration No. 333-121255
PROSPECTUS SUPPLEMENT #3 TO PROSPECTUS DATED APRIL 14, 2005
$175,000,000
1.75% Convertible Senior Notes due August 1, 2024
and Shares of Common Stock Issuable Upon Conversion of the Notes
     This prospectus supplement supplements the prospectus dated April 14, 2005, which forms a part of the Post-Effective Amendment No. 1 to Form S-1 on Form S-3 Registration Statement (Registration No. 333-121255) that we filed with the Securities and Exchange Commission on March 25, 2005. The prospectus and this prospectus supplement relate to resales of our 1.75% Convertible Senior Notes due August 1, 2024 and shares of our common stock issuable upon conversion of the notes. The prospectus and this prospectus supplement also relate to the issuance of shares of our common stock upon conversion of the notes by holders other than the selling securityholders identified in the prospectus under “Selling Securityholders,” unless such issuance qualifies for the exemption under Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act.
     The prospectus is hereby supplemented to include the information in the table set forth below, which supplements the information in the “Selling Securityholders” table included in the prospectus.
     We have prepared the table set forth below based on information given to us by or on behalf of such selling securityholder on or prior to December 22, 2005. Such selling securityholder, including its transferees, pledgees or donees or their successors, may from time to time offer and sell under the prospectus any or all of the notes and any shares of common stock issued upon conversion of the notes. See “Plan of Distribution” included in the prospectus. Because the selling securityholder may offer all or some portion of its notes or shares of common stock issued upon conversion of the notes, we cannot provide an estimate as to the principal amount of the notes or the number of shares of the common stock issuable upon conversion of the notes that will be held by the selling securityholder upon termination of any sales. In addition, the selling securityholder identified below may have sold, transferred or otherwise disposed of all or some portion of its notes since the date on which it provided the information regarding its notes under the prospectus or in transactions exempt from the registration requirements of the Securities Act.
     You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus. If there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Number of Shares of
	Principal Amount of	Percentage of Notes		Number of Shares of	Common Stock	Number of Shares of
	Notes Owned Before	Outstanding Before	Principal Amount of	Common Stock Owned	Offered Upon	Common Stock Owned
	the Offering and	the Offering and	Notes Owned After	Prior to Conversion	Conversion of the	After the
Selling Securityholder	Offered for Sale(1)	Offered for Sale	the Offering(2)	Before the Offering	Notes(1)(3)	Offering(4)
UBS Securities LLC (5)	$150,000	*	—	—	—	—

*	Less than one percent
(1)	Our registration of these securities does not necessarily mean that the selling securityholder identified in this prospectus supplement will sell any or all of such securities.

(2)	Assumes all of the notes are sold in this offering.

(3)	The notes are convertible at any time at an initial conversion rate of 32.7430 shares of common stock per $1,000 principal amount of notes, subject to adjustments for certain events. The initial conversion rate is equivalent to a conversion price of approximately $30.5409 per share of common stock. Upon conversion, we will deliver cash up to the aggregate principal amount of notes to be converted and, at our election, cash, common stock or a combination thereof in respect of the remainder, if any, of our conversion obligation in excess of the principal amount of notes to be converted. Therefore, holders of the notes may not receive any shares of our common stock upon conversion, and they only may receive shares of common stock to the extent that the conversion obligation exceeds the principal amount of the notes converted. See “Description of the Notes” included in the prospectus.

(4)	Assumes all shares of common stock issuable upon conversion of the notes are sold in this offering.

(5)	This selling securityholder is a majority-owned subsidiary of UBS AG, which is a reporting entity with the SEC. This selling securityholder has identified itself as a broker-dealer.
The date of this prospectus supplement is December 22, 2005